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                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       of
                               SVM OF TEXAS, INC.


                  This instrument accurately copies the articles of incorporation and all amendments thereto that are in effect to date and contains no change in the provision thereof. These restated articles of incorporation were duly adopted by the directors in accordance with the provisions of the Texas Business Corporation Act ss. 4.07. The number of directors currently constituting the board of directors and the names and addresses of the persons serving as directors have been inserted in lieu of similar information concerning the initial board of directors. The name and address of each incorporator has been omitted.

                                   ARTICLE ONE

                  The name of the corporation is SVM of Texas, Inc.

                                   ARTICLE TWO

                  The period of its duration is perpetual.

                                  ARTICLE THREE

                  The purpose or purposes for which the corporation is organized are: To engage _________ in the transaction of any or all lawful business for ________ which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

                  The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of One Dollar ($1.00) each.

                                  ARTICLE FIVE

                  The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00)


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                  consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

                                   ARTICLE SIX

                  The street address of its initial registered office is Republic National Bank Building, c/o C T Corporation System, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T Corporation System.

                                  ARTICLE SEVEN

                  The number of directors of the corporation may be fixed by the by-laws. The number of directors constituting the board of directors is three (3), and the name and address of each person who serves as director are:

                  NAME                                 ADDRESS
                  ----                                 -------

          John T. Dee                                  209 Micmac Lane
                                                       Jupiter, Florida 33458

          Kenneth R. Frick                             2 Laurel Lane
                                                       Campabello, SC  29322

          Janet L. Steinmayer                          7 Nawthorne Road
                                                       Old Greenwich, CT 06870


                                  ARTICLE EIGHT

                  The shareholders shall not have preemptive rights.

                                  ARTICLE NINE

                  The shareholders shall not have the right of cumulative voting.

                                   ARTICLE TEN

                  The corporation shall not issue nonvoting equity securities.


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                  IN WITNESS WHEREOF, I have signed this instrument at
Stamford, Connecticut as of the 14th day of July, 1999.



                                                 /s/ John T. Dee
                                                 ---------------------------
                                                 John T. Dee
                                                 Chairman of the Board of
                                                   Directors